Exhibit 99.2

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the joint proxy statement/prospectus (the “joint proxy statement/prospectus”) forming a part of this Amendment No. 1 to the Registration Statement of Nanometrics Incorporated on Form S-4 relating to the proposed merger involving Nanometrics Incorporated and August Technology Corporation of our opinion dated January 20, 2005 to the Board of Directors of August Technology Corporation attached as Annex D to the joint proxy statement/prospectus and to the references to our opinion and our name under the following captions in the joint proxy statement/prospectus: “Questions and Answers for August Technology Shareholders,” “The August Merger—Background of the August Merger,” “The August Merger—Additional August Technology Reasons for the August Merger,” and “The August Merger—Opinion of August Technology’s Financial Advisor Regarding the August Merger.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NEEDHAM & COMPANY, LLC

(F/K/A NEEDHAM & COMPANY, INC.)

/s/ NEEDHAM & COMPANY, LLC

June 8, 2005